Exhibit 10.10
COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of March 10, 2014, by and between NEOSTEM, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”). Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

WHEREAS: Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, up to Thirty Million Dollars ($30,000,000) of the Company’s common stock, par value $0.001 (the “Common Stock”). The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Purchase Shares as follows:

(a)    Commencement of Purchases of Common Stock. After the Commencement Date (as defined below), the purchase and sale of Purchase Shares hereunder shall occur from time to time upon written notices by the Company to the Buyer on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below (the date of satisfaction of such conditions, the “Commencement Date”).

(b)    The Company’s Right to Require Regular Purchases. Subject to the terms and conditions of this Agreement, on any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the number of Purchase Shares specified in such notice, up to a maximum of 50,000 Purchase Shares, on such Business Day (as long as such notice is delivered on or before 5:00 p.m. eastern time on such Business Day) (each such purchase, a “Regular Purchase”) at the Purchase Price on the Purchase Date; however, in no event shall the Purchase Amount of a Regular Purchase exceed five hundred thousand dollars ($500,000) per Business Day, unless the Buyer and the Company mutually agree. The Company and the Buyer may mutually agree to increase the number of Purchase Shares that may be sold per Regular Purchase to as much as an additional 2,000,000 Purchase Shares per Business Day. The Company may deliver additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed. The share amounts in the first sentence of this Section 1(b) this Agreement shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction.

(c)    VWAP Purchases. Subject to the terms and conditions of this Agreement, in addition to purchases of Purchase Shares as described in Section 1(b) above, with one Business Day’s prior written notice, the Company shall also have the right but not the obligation to direct Buyer by the Company’s delivery to Buyer of a VWAP Purchase Notice from time to time, and Buyer thereupon shall have the obligation, to buy the VWAP Purchase Share Percentage of the trading volume of the Common Stock on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date (as long as such notice is delivered on or before 5:00 p.m. eastern time on the Business Day immediately preceding the VWAP Purchase Date) (each such purchase, a “VWAP Purchase”) at the VWAP Purchase Price. The Company may deliver a VWAP Purchase Notice to the Buyer only on a date on which the Company also submitted a Purchase Notice for a Regular Purchase of at least 50,000 Purchase Shares to the Buyer. A VWAP Purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the sale price of the Common Stock falls below the VWAP Minimum Price Threshold; in such circumstance, the VWAP Purchase Amount shall be calculated using the VWAP Purchase Share Percentage of the aggregate shares traded for such portion of the VWAP Purchase Date prior to the time that the sale price of the Common Stock fell below the VWAP Minimum Price Threshold and the VWAP Purchase Price shall be calculated using the volume weighted average price of Common Stock sold during such portion of the VWAP Purchase Date prior to the time that the sale price of the Common Stock fell below the VWAP Minimum Price Threshold. Each VWAP Purchase Notice must be accompanied by instructions to the Company’s transfer Agent to immediately issue to the Buyer an amount of Common Stock equal to the VWAP Purchase Share Estimate, a good faith estimate by the Company of the number of Purchase Shares that the Buyer shall have the obligation to buy pursuant to the VWAP Purchase Notice. In no event shall the Buyer pursuant to any VWAP Purchase, purchase a number of Purchase Shares that exceeds the VWAP Purchase Share Estimate issued on the VWAP Purchase Date in connection with such VWAP Purchase Notice; however, the Buyer will immediately return to the Company any amount of Common Stock issued pursuant to the VWAP Purchase Share Estimate that exceeds the number of Purchase Shares the Buyer actually purchases in connection with such VWAP Purchase. Upon completion of each VWAP Purchase Date, the Buyer shall submit to the Company a confirmation of the VWAP Purchase in form and substance reasonably acceptable to the Company. The Company may deliver additional VWAP Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed.

(d)    Payment for Purchase Shares. For each Regular Purchase, the Buyer shall pay to the Company an amount equal to the Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Buyer receives such Purchase Shares. For each VWAP Purchase, the Buyer shall pay to the Company an amount equal to the VWAP Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the third Business Day following the VWAP Purchase Date. All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(f)    Records of Purchases. The Buyer and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and purchase amounts for each purchase, or shall use such other method reasonably satisfactory to the Buyer and the Company to reconcile the remaining Available Amount.

(g)    Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this Agreement.

(h)    Compliance with Principal Market Rules Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(e), the total number of shares of Common Stock that may be issued under this Agreement, including the Commitment Shares (as defined in Section 4(e) hereof), shall be limited to 5,687,942 shares of Common Stock (the “Exchange Cap”), which equals 19.9% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue more than such 19.9%. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction. The foregoing limitation shall not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement (including the Commitment Shares) is equal to or greater than $7.22 (the “Minimum Price”), a price equal to the Closing Sale Price on the date hereof (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Buyer shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market.

(i)Beneficial Ownership Limitation. The Company shall not issue and the Buyer shall not purchase any shares of Common Stock under this Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Buyer and its affiliates would result in the beneficial ownership by the Buyer and its affiliates of more than 19.99% of the then issued and outstanding shares of Common Stock.

2.    BUYER'S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a)    Investment Purpose. The Buyer is entering into this Agreement and acquiring the Commitment Shares (as defined in Section 4(e) hereof) and the Purchase Shares (the Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b)    Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

(c)    [Intentionally Omitted.]

(d)    Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof). The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and others matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)    No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)    [Intentionally Omitted.]

(g)    Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(h)    Residency. The Buyer is a resident of the State of Illinois.

(i)    No Prior Short Selling. The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that, except as set forth on the disclosure schedules, as of the date hereof and as of the Commencement Date:

(a)    Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns 50% or more of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b) hereof). The Company has no material Subsidiaries except as set forth on Schedule 3(a).

(b)    Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Certificate of Incorporation or Bylaws, and do not require further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Board of Directors of the Company or duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit C attached hereto to authorize this Agreement and the transactions contemplated hereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any manner. The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as adopted by the Board of Directors of the Company or an appropriate Board Committee.

(c)    Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, par value $0.001, of which as of the date hereof 28,582,625 shares are issued and outstanding, 5,304,446 shares are reserved for future issuance pursuant to the Company’s equity incentive plans of which approximately 1,375,037 shares remain available for future option grants or stock awards, 476,948 shares are reserved for future issuance pursuant to the Company’s employee stock purchase plan, and 4,490,806 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity based awards issued pursuant to the Company’s stock incentive plans) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 20,000,000 shares of preferred stock, with per share liquidation preferences set forth on Schedule 3(c), of which as of the date hereof 825,000 shares are designated as Series B Preferred Stock and 10,000 are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished or made available to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and summaries of the terms of all securities convertible into or exercisable for Common Stock, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto.

(d)    Issuance of Securities. The Commitment Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Commitment Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. Upon issuance and payment therefore in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)    No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations or amendments which could not reasonably be expected to have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the 1933 Act or applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. The Company is not subject to any notices or actions from or to the Principal Market. The Principal Market has not commenced any delisting proceedings against the Company.

(f)    SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since January 1, 2013, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Schedule 3(f) or routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements, the Company or any of its subsidiaries are not presently the subject of any inquiry, investigation or action by the SEC.

(g)    Absence of Certain Changes. Except as disclosed in Schedule 3(g), since September 30, 2013, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries. For purposes of this Agreement, neither a decrease in cash or cash equivalents nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h)    Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect. A description of each action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body which, as of the date of this Agreement, is pending or threatened in writing against or affecting the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, is set forth in Schedule 3(h).

(i)    Acknowledgment Regarding Buyer’s Status. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)    Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property”) necessary to conduct their respective businesses as now conducted, except as set forth in Schedule 3(j) or to the extent that the failure to own, possess, license or otherwise hold adequate rights to use Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(j), there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secrets or other intellectual property rights, which could reasonably be expected to have a Material Adverse Effect.

(k)    Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(l) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m)    Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

(n)    Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)    Tax Status. The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books reserves reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(p)    Transactions With Affiliates. Except as set forth on Schedule 3(p) and other than the grant or exercise of stock options pursuant to duly adopted stock or incentive compensation plans, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee or partner.

(q)    [Intentionally omitted.]

(r)    Registration Statement. The Shelf Registration Statement (as defined in Section 4(a) hereof) has been declared effective by the SEC, and no stop order has been issued or is pending or threatened by the SEC with respect thereto. As of the date hereof, the Company has a maximum dollar amount of securities registered and unsold under the Shelf Registration Statement, which is not less than the sum of (i) the Available Amount and (ii) the market value of the Commitment Shares on the date hereof.

4.    COVENANTS.

(a)    Filing of Form 8-K and Prospectus Supplement. The Company agrees that it shall, within the time required under the 1934 Act, file a Current Report on Form 8-K (or provide substantially equivalent disclosure in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q to be filed within that time period) disclosing this Agreement and the transaction contemplated hereby. Prior to the issuance of any shares hereunder, the Company shall file a prospectus supplement to the Company’s existing shelf registration statement on Form S-3 (File No. 333-183543) or a new registration statement (either, the “Shelf Registration Statement”) covering the issuance of the Commitment Shares and Purchase Shares (the “Prospectus Supplement”) in accordance with the terms of the Registration Rights Agreement between the Company and the Buyer, dated as of the date hereof (the “Registration Rights Agreement”). The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement and any New Registration Statement (as defined in the Registration Rights Agreement) effective pursuant to Rule 415 promulgated under the 1933 Act and available for sales of all Securities to the Buyer until such time as (i) it no longer qualifies to make sales under the Shelf Registration Statement, (ii) the date on which all the Securities have been sold under this Agreement and no Available Amount remains thereunder, or (iii) the Agreement has been terminated. The Shelf Registration Statement (including any amendments or supplements thereto and prospectuses or prospectus supplements, including the Prospectus Supplement, contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)    Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Securities to the Buyer under this Agreement and (ii) any subsequent sale of the Securities by the Buyer, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer.

(c)    Listing. The Company shall secure the listing of all of the Securities upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing so long as any other shares of Common Stock shall be so listed. The Company shall maintain the Common Stock’s listing on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the OTC Bulletin Board. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d)    Limitation on Short Sales and Hedging Transactions. The Buyer agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11(k), the Buyer and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e)    Issuance of Commitment Shares. In connection with the Commencement, the Company shall issue to the Buyer as consideration for the Buyer entering into this Agreement 150,000 shares of Common Stock (the “Commitment Shares”). The Commitment Shares shall be issued without any restrictive legend whatsoever or prior sale requirement.

(f)    Due Diligence. The Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours. The Company and its officers and employees shall provide information and reasonably cooperate with the Buyer in connection with any reasonable request by the Buyer related to the Buyer’s due diligence of the Company, including, but not limited to, any such request made by the Buyer in connection with (i) the filing of the registration statement described in Section 4(a) hereof and (ii) the Commencement; provided, however, that at no time is the Company required or permitted to disclose material nonpublic information to the Buyer. Each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information of such other party for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

5.    TRANSFER AGENT INSTRUCTIONS.

All of the Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend unless the Buyer expressly consents otherwise. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Purchase Shares (the "Irrevocable Transfer Agent Instructions"). The Company warrants to the Buyer that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Commitment Shares and the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement.

6.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE
SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales):

(a)	The Buyer shall have executed each of the Transaction Documents and delivered the same to the Company;

(b)
The representations and warranties of the Buyer shall be true and correct and the Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Commencement Date; and

(c)
The Prospectus Supplement shall have been delivered to the Buyer and no stop order with respect to the registration statement covering the sale of shares to the Buyer shall be pending or threatened by the SEC.

7.	CONDITIONS TO THE BUYER’S OBLIGATION TO MAKE
PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares) and once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a)    The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer;

(b)    The Company shall have issued to the Buyer the Commitment Shares;

(c)    The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market and the Securities shall be approved for listing upon the Principal Market;

(d)    The Buyer shall have received the opinion and negative assurance letter of the Company's legal counsel dated as of the Commencement Date in form and substance substantially similar to the forms provided to the Buyer by the Company’s legal counsel prior to the execution of this Agreement;

(e)    The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Buyer shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit B;

(f)    The Board of Directors of the Company or a duly authorized committee thereof shall have adopted resolutions in the form attached hereto as Exhibit C which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g)    [Intentionally Omitted];

(h)    The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyer shall have been executed by the Buyer and the Company and delivered to the Company’s Transfer Agent;

(i)    The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j)    The Company shall have delivered to the Buyer a certified copy of the Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware within ten (10) Business Days of the Commencement Date;

(k)    The Company shall have delivered to the Buyer a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit D;

(l)    The Shelf Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order with respect thereto shall be pending or threatened by the SEC. The Company shall have prepared and delivered to the Buyer a final and complete form of prospectus supplement, dated and current as of the Commencement Date, to be used in connection with any issuances of any Commitment Shares or any Purchase Shares to the Buyer, and to be filed by the Company one Business Day after the Commencement Date. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares and the Purchase Shares pursuant to this Agreement in compliance with such laws;

(m)    No Event of Default has occurred, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred; and

(n)    [Intentionally omitted.]

(o)    The Company shall have provided the Buyer with the information reasonably requested by the Buyer in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

8.	INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, shareholders, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this Agreement, or (B) the gross negligence or willful misconduct of the Buyer or any other Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.    EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a)    during any period in which the effectiveness of any registration statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Company for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) to the Buyer in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period;

(b)    the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of three (3) consecutive Business Days;

(c)    the delisting of the Common Stock from the Principal Market, provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the OTC Bulletin Board;

(d)    the failure for any reason by the Transfer Agent to issue Purchase Shares to the Buyer within five (5) Business Days after the applicable Purchase Date which the Buyer is entitled to receive;

(e)    the breach of any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

(f)    if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g)    if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) becomes insolvent, or (F) is generally unable to pay its debts as the same become due; or

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary.

In addition to any other rights and remedies under applicable law and this Agreement, including the Buyer termination rights under Section 11(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the Closing Sale Price is below the Floor Price, the Company may not require and the Buyer shall not be obligated or permitted to purchase any shares of Common Stock under this Agreement. If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

10.    CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “1933 Act” means the Securities Act of 1933, as amended.

(b)    “Available Amount” means initially Thirty Million Dollars ($30,000,000) in the aggregate which amount shall be reduced by the Purchase Amount each time the Buyer purchases shares of Common Stock pursuant to Section 1 hereof.

(c)    “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d)    “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(e)    “Closing Sale Price” means the last closing trade price for the Common Stock on the Principal Market as reported by the Principal Market.

(f)    “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as "Confidential," "Proprietary" or some similar designation. Information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

(g)    “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h)    “Maturity Date” means the date that is twenty-four (24) months from the Commencement Date.

(i)    “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)    “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the Nasdaq Global Select Market, Nasdaq Global Market, the New York Stock Exchange, the NYSE MKT or the OTC Bulletin Board, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(k)    “Purchase Amount” means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1 hereof as set forth in a valid Purchase Notice or VWAP Purchase Notice which the Company delivers to the Buyer.

(l)    “Purchase Date” means with respect to any Regular Purchase made hereunder, the Business Day of receipt by the Buyer of a valid Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(b) hereof.

(m)     “Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares pursuant to Section 1(b) hereof as specified by the Company therein at the applicable Purchase Price on the Purchase Date.

(n)     “Purchase Price” means the lower of (i) the lowest Sale Price of the Common Stock on the Purchase Date or (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the twelve (12) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(o)    “Sale Price” means any trade price for the shares of Common Stock on the Principal Market as reported by the Principal Market.

(p)    “SEC” means the United States Securities and Exchange Commission.

(q)    “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(r)    “VWAP Minimum Price Threshold” means, with respect to any particular VWAP Purchase Notice, the sale price of the Common Stock as traded on the Principal Market on the VWAP Purchase Date equal to the greater of (i) 80% of the closing price on of the Common Stock on the Business Day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by the Company in the VWAP Purchase Notice.

(s)    “VWAP Purchase Amount” means, with respect to any particular VWAP Purchase Notice, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1(c) hereof as set forth in a valid VWAP Purchase Notice which requires the Buyer to buy the VWAP Purchase Share Percentage of the aggregate shares traded on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum, subject to the VWAP Minimum Price Threshold.

(t)    “VWAP Purchase Date” means, with respect to any VWAP Purchase made hereunder, the Business Day following the receipt by the Buyer of a valid VWAP Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(c) hereof.

(u)    “VWAP Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares on the VWAP Purchase Date pursuant to Section 1(c) hereof as specified by the Company therein at the applicable VWAP Purchase Price with the applicable VWAP Purchase Share Percentage specified therein.

(v)    “VWAP Purchase Share Percentage” means, with respect to any particular VWAP Purchase Notice pursuant to Section 1(c) hereof, the percentage set forth in the VWAP Purchase Notice which the Buyer will be required to buy as a specified percentage of the aggregate shares traded up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date subject to Section 1(c) hereof but in no event shall this percentage exceed a maximum of thirty percent (30%) of such VWAP Purchase Date’s share trading volume of the Common Stock.

(w)     “VWAP Purchase Price” means ninety-five percent (95%) of volume weighted average price for the Common Stock traded on:

(A)	the VWAP Purchase Date if the aggregate shares traded on the VWAP Purchase Date has not exceeded the VWAP Purchase Share Volume Maximum; or

(B)	the portion of the VWAP Purchase Date until such time as the sooner to occur of:

(1)	the time at which the aggregate shares traded has exceeded the VWAP Purchase Share Volume Maximum, or

(2)	the time at which the sale price of Common Stock falls below the VWAP Minimum Price Threshold.

(x)     “VWAP Purchase Share Estimate” means the number of shares of Common Stock that the Company has in its sole discretion irrevocably instructed its transfer agent to issue to the Buyer in connection with a VWAP Purchase Notice pursuant to Section 1(c) hereof and issued to the Buyer on the VWAP Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(y)     “VWAP Purchase Share Volume Maximum” means a number of shares of Common Stock traded on the VWAP Purchase Date equal to: (i) the VWAP Purchase Share Estimate, divided by (ii) the VWAP Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

11.    MISCELLANEOUS.

(a)    Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)    Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)    Entire Agreement. This Agreement and the Registration Rights Agreement supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f)    Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
NeoStem, Inc.
420 Lexington Avenue
Suite 350
New York, New York 10170
Telephone:    212-584-4180
Facsimile:    646-607-4672
Attention:     Catherine M. Vaczy, Esq.
Vice President and General Counsel
Email:        cvaczy@neostem.com

With a copy to:
Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone:     973-597-2500
Facsimile:    973-597-2565
Attention:    Alan Wovsaniker, Esq.
Email:        awovsaniker@lowenstein.com

If to the Buyer:
Aspire Capital Fund, LLC
155 North Wacker Drive, Suite 1600
Chicago, IL 60606
Telephone:    312-658-0400
Facsimile:    312-658-4005
Attention:    Steven G. Martin
Email:        smartin@aspirecapital.com

With a copy to:
Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW, Suite 6000
Washington, DC 20006-1888
Telephone:    202-778-1611
Facsimile:    202-887-0763
Attention:    Martin P. Dunn, Esq.
Email:        mdunn@mofo.com

If to the Transfer Agent:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Telephone:    (212) 509-4000
Facsimile:    __________________
Attention:     John Comer
Email:        jcomer@continentalstock.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party one (1) Business Day prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii) or (iii) above, respectively.

(g)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation. The Buyer may not assign its rights or obligations under this Agreement.

(h)    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)    Publicity. The Buyer shall have the right to approve before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure at least two (2) Business Days prior to its release. The Buyer must be provided with a copy thereof at least two (2) Business Days prior to any release or use by the Company thereof.

(j)    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)    Termination. This Agreement may be terminated only as follows:

(i)    By the Buyer any time an Event of Default exists without any liability or payment to the Company. However, if pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under this Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii)    In the event that the Commencement shall not have occurred, the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(iii)    In the event that the Commencement shall not have occurred on or before July 31, 2014, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, either party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of either party to any other party; provided, however, that the right to terminate this Agreement under this Section 11(k)(iii) shall not be available to either party if such failure to satisfy any of the conditions set forth in Sections 6 and 7 is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party included in this Agreement to be true and correct.

(iv)     At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this Agreement without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof. The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer.

(v)    This Agreement shall automatically terminate on the earlier of (i) the date that the Company sells and the Buyer purchases the full Available Amount as provided herein and (ii) the date on which the Exchange Cap is reached if shareholder approval to exceed the Exchange Cap has not previously been obtained, in each case without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vi)    If by the Maturity Date for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vii)    Except as set forth in Sections 11(k)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)), 11(k)(v) and 11(k)(vi), any termination of this Agreement pursuant to this Section 11(k) shall be effected by written notice from the Company to the Buyer, or the Buyer to the Company, as the case may be, setting forth the basis for the termination hereof.

(viii)    The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Sections 4(e) and 11, shall survive the Commencement and any termination of this Agreement. No termination of this Agreement shall affect the Company's or the Buyer's rights or obligations (i) under the Registration Rights Agreement which shall survive any such termination or (ii) under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(l)    No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby. Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

(m)    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)    Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

* * * * *

IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

NEOSTEM, INC.

By:/s/ Robin L. Smith
Name: Robin L. Smith, M.D.
Title: Chief Executive Officer and Chairman of the Board

BUYER:

ASPIRE CAPITAL FUND, LLC
BY: ASPIRE CAPITAL PARTNERS, LLC

By: /s/ Steven G. Martin
Name: Steven G. Martin
Title: President

SCHEDULES

Schedule 3(a)    Subsidiaries
Schedule 3(c)    Capitalization
Schedule 3(e)    Conflicts
Schedule 3(f)    1934 Act Filings
Schedule 3(g)    Material Changes
Schedule 3(h)    Litigation
Schedule 3(j)    Intellectual Property
Schedule 3(l)    Liens
Schedule 3(p)    Certain Transactions

EXHIBITS

Exhibit A	[Intentionally omitted.]

Exhibit B	Form of Officer’s Certificate

Exhibit C	Form of Resolutions of Board of Directors of the Company

Exhibit D	Form of Secretary’s Certificate

DISCLOSURE SCHEDULES

The following schedules are provided in connection with the various representations and warranties contained in Section 3 of the Common Stock Purchase Agreement dated as of March 10, 2014, (the “Agreement”) by and between NeoStem, Inc., a Delaware corporation (the “Company”) and Aspire Capital Fund, LLC, an Illinois limited liability company (the “Buyer”). These disclosure schedules are an integral part of the Agreement. Any terms defined in the Agreement shall have the same meaning when used in these schedules, unless the context indicates otherwise. Any disclosure herein shall constitute a disclosure under other disclosure schedules, where such disclosure is appropriate and reasonably apparent.

Nothing in these schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or create any covenant thereunder. Matters reflected in these schedules are not necessarily limited to matters required by the Agreement to be disclosed, and such additional matters are set forth for informational purposes only. For instance, no reference to or disclosure of any item or other matter in these schedules shall be deemed to be an admission, or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. No disclosure in these schedules relating to any possible breach or violation of or conflict with any contract or legal requirement shall be construed as an admission thereof nor an indication that the possible breach or violation exists or has actually occurred, nor shall otherwise be deemed an admission against our interest.

The representations and warranties contained in the Agreement are solely for the purpose of allocating contractual risk between the parties and not as a means of establishing facts. No third party may rely on these schedules.

The section headings and subheadings in these schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of the sections of the disclosure required under the Agreement. Each exception set forth in these schedules shall also be deemed to be disclosed with respect to any other section of the Agreement to which the relevance of such item is reasonably apparent. References in these schedules to disclosures in our filings with the SEC are not intended to be a complete statement of the full disclosure in our SEC filings, but are merely being provided to refer you to the relevant disclosures in those filings.

In disclosing information in these schedules, we do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.
The information contained in these schedules is in all respects subject to the confidentiality obligations between us.

Schedule 3(a) - Subsidiaries

NeoStem Therapies, Inc.
Stem Cell Technologies, Inc.
Progenitor Cell Therapy, LLC
PCT Allendale, LLC (1)
NeoStem Family Storage, LLC (1) (2)
Athelos Corporation (3)
Amo Acquisition Company I, Inc.
Amo Acquisition Company II, LLC
Amorcyte, LLC

(1) This entity is a wholly-owned subsidiary of Progenitor Cell Therapy, LLC.
(2) Formerly known as DomaniCell, LLC.
(3) Progenitor Cell Therapy, LLC holds approximately an 88% interest in this entity.

Schedule 3(c) - Capitalization

Our capitalization through September 30, 2013, is set forth in our quarterly report on Form 10-Q filed in November 2013 (including the Subsequent Events footnote to our financial Statements). There have been no material securities issuances since that filing other than an aggregate of approximately 7,393,157 shares (inclusive of 431,751 shares issued upon the exercise of warrants or options outstanding at September 30, 2013) and the issuance of, 1,197,450 warrants and options. As of this date we have shares reserved for issuance upon the exercise of 8,304,247 outstanding warrants and stock options, as well as shares reserved for contingent issuance to the former shareholders of Amorcyte as described in our SEC filings.

Schedule 3(e) - Conflicts

None.

Schedule 3(f) - 1934 Act Filings

None.

Schedule 3(g) - Absence of Certain Changes

None.

Schedule 3(h) - Litigation

On September 20, 2012, William Schumacher, a holder of 200 NeoStem shares, filed a lawsuit against us and our directors in New York state court seeking class action status and asserting that our proxy statement for our October 5, 2012 annual meeting was misleading and incomplete with respect to Proposal Number 3, the proposal to amend and restate of our 2009 Equity Compensation Plan. The lawsuit sought a variety of relief including an injunction delaying the vote on Proposal 3.

We believe that our proxy statement fully complied with applicable disclosure standards and do not believe there were any deficiencies with respect to our proxy disclosures. However, to avoid the expense of litigation and any disruption to our scheduled meeting, we reached an agreement in principle to settle the matter in exchange for certain undertakings with respect to our corporate governance practices in the future. Under the settlement, the litigation will be dismissed with prejudice, no corrective disclosure was required, we continue to deny that we have breached any disclosure duty and there will be no admission of liability. The settlement is subject to court approval.

We also have received two letters from FINRA indicating that they were conducting a review of trading related to our two registered public offerings in 2013 and asking for a chronology of events from the Company, which has been provided.

Schedule 3(j) - Intellectual Property

None.

Schedule 3(l) - Liens

PCT’s Allendale, New Jersey facility is subject to two mortgages as described in our SEC filings.

Schedule 3(p) - Certain Transactions

In accordance with the PCT Merger Agreement, the stock consideration paid by NeoStem in exchange for the membership interests of PCT was deposited into an escrow account for eventual distribution to the former members of PCT. Dr. Pecora, Dr. Robert A. Preti (PCT's President and Chief Scientific Officer prior to the PCT Merger, and who following the PCT Merger serves as PCT's President pursuant to an employment agreement that became effective upon the PCT Merger closing) and George S. Goldberger (PCT's Chief Business and Financial Officer, Treasurer and Secretary prior to the PCT Merger, and who following the PCT Merger serves as PCT's Vice President - Business Development pursuant to an employment agreement that became effective upon the PCT Merger closing), beneficially owned approximately 17.2%, 17.0% and 2.5%, respectively, of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Certain of the shares of NeoStem common stock issued to these three individuals have been released from escrow earlier than the first release of shares for other members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the PCT Merger. As of February 24, 2014, Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own 448,185, 317,121 and 81,130 shares, respectively, of the outstanding NeoStem common stock, representing respectively 1.6%, 1.1% and 0.3% of the

NeoStem common stock on that date.

Dr. Pecora beneficially owned approximately 17.2% of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Pursuant to the PCT Merger, Dr. Pecora received the right to 184,453 shares of NeoStem common stock (with an aggregate value of $2,766,790 based on the closing price of the NeoStem common stock on the date of closing) and Warrants (with an aggregate estimated value of $342,000) to purchase an aggregate of 52,203 shares of NeoStem common stock, with one-third (17,401) of such Warrants each exercisable at a per share purchase price of $30.00, $50.00 and $70.00, respectively (the $70.00 warrants vesting only upon the achievement of a business milestone). Dr. Preti beneficially owned approximately 17.0% of the membership interests of PCT that were outstanding immediately prior to the closing of the PCT Merger. Pursuant to the PCT Merger, Dr. Preti received the right to 179,188 shares of NeoStem common stock (with an aggregate value of $2,687,820 based on the closing price of the NeoStem common stock on the date of closing) and Warrants (with an aggregate estimated value of $332,000) to purchase an aggregate of 50,715 shares of NeoStem common stock, with one-third (16,905) of such Warrants each exercisable at a per share purchase price of $30.00, $50.00 and $70.00, respectively (the $70.00 warrants vesting only upon the achievement of a business milestone).

The Company acquired Amorcyte, Inc. (the “Amorcyte Merger”) on October 17, 2011 in accordance with the terms of the Agreement and Plan of Merger, dated as of July 13, 2011 (the “Amorcyte Merger Agreement”).  As a result of the consummation of the Amorcyte Merger, Amorcyte is now a wholly-owned subsidiary of NeoStem.  Amorcyte had originally been incorporated as a subsidiary of PCT and was spun off to PCT's members prior to NeoStem's January 19, 2011 acquisition of PCT. At the time the Amorcyte Merger Agreement was entered into, Dr. Pecora and George Goldberger were officers of both PCT and Amorcyte. Dr. Pecora was Amorcyte's Chief Scientific Officer prior to the Amorcyte Merger and continues to serve in such capacity for no additional consideration.   Mr. Goldberger was Vice President - Business Development of PCT and Chief Financial Officer of Amorcyte. Dr. Pecora, Mr. Goldberger and Dr. Preti were all stockholders of Amorcyte.

In accordance with the terms of the Amorcyte Merger Agreement, the stock consideration paid by NeoStem in exchange for the equity interests of Amorcyte was deposited into an escrow account for eventual distribution to the former security holders of Amorcyte. Dr. Pecora beneficially owned approximately 15.6 % of the common stock, and 0.6% of the Series A preferred stock, respectively, as well as certain options of Amorcyte, that were outstanding immediately prior to the closing of the Amorcyte Merger. Pursuant to the Amorcyte Merger, Dr. Pecora received the right to 3,285 shares of NeoStem common stock (with an aggregate value of $21,025 based on the closing price of the Company's common stock on the date of closing) and Series AMO Warrants (with an estimated aggregate value of $10,000) to purchase 1,058 shares of NeoStem common stock at a per share purchase price of $14.66.   Dr. Preti beneficially owned approximately 15.6 % of the common stock, and 0.3% of the Series A preferred stock, respectively, as well as certain options of Amorcyte, that were outstanding immediately prior to the closing of the Amorcyte Merger. Pursuant to the Amorcyte Merger, Dr. Preti received the right to 1,536 shares of NeoStem common stock (with an aggregate value of $9,833 based on the closing price of the Company's common stock on the date of closing) and Series AMO Warrants (with an estimated aggregate value of $1,771) to purchase 495 shares of NeoStem common stock at a per share purchase price of $14.66. The Amorcyte Merger Agreement additionally provides that the former equity holders of Amorcyte have the right to receive additional shares of NeoStem's common stock, which will be issued only if certain business milestones specified in the Amorcyte Merger Agreement are accomplished, as well as certain earn-out payments upon the commercialization of AMR-001, Amorcyte's lead product candidate for the treatment of acute myocardial infarction.

In order to accelerate Amorcyte's commencement of its Phase 2 clinical trial of AMR-001, NeoStem agreed to provide loans to Amorcyte prior to the closing of the Amorcyte Merger to be used in connection with the Phase 2 trial. Pursuant to a Loan Agreement entered into on September 9, 2011, NeoStem loaned Amorcyte prior to the closing of the Merger an aggregate of $338,500 which was applied towards the commencement of the Phase 2 trial.

One investor in the Company's private placement offering in May 2012 was Martyn Greenacre, a member of the Company's Board of Directors, who purchased 25,000 units for a total subscription amount of $100,000.

In 2011, consistent with NeoStem's previously disclosed intention to provide support for The Stem for Life Foundation (the “Foundation”), a Pennsylvania nonprofit corporation classified as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), whose mission is to promote public awareness, fund research and development and subsidize stem cell collection and storage programs, NeoStem contributed to the Foundation 40,763 shares of previously issued restricted NeoStem common stock with a fair value of approximately $607,000. The contribution of such securities was subject to the approval of the NeoStem Board of Directors and the Audit Committee.  In 2012, The Foundation paid NeoStem approximately $150,000 for services associated with joint activities between the Foundation, NeoStem, the Pontifical Council for Culture and the Pontifical Council's foundation, Science, Theology and the Ontological Quest.  NeoStem's CEO and Chairman is President and a Trustee of the Foundation, its General Counsel is Secretary and a Trustee of

the Foundation and its Chief Accounting Officer is Treasurer of the Foundation.

On November 13, 2012, we and our subsidiary, CBH, sold our 51% ownership interest in Erye to Fullbright and EET. EET was prior to the sale the holder of the minority 49% ownership interest in Erye, and was a party along with our subsidiary CBH to the Joint Venture Agreement which had governed the ownership of the respective interests in Erye. Fullbright is an affiliate of EET. Mr. Shi Mingsheng (a former member of our Board of Directors, and Chairman of the Board of Erye) and Madam Zhang Jian (the General Manager of Erye, and formerly our Vice President of Pharmaceutical Operations) are the principal equity holders of each of EET and Fullbright. Fullbright assigned all its rights and obligations under the Equity Purchase Agreement (except for its obligations in respect of the return of certain NeoStem securities held by it as part of the purchase price, and its obligations in respect of closing deliverables) to Highacheive Holdings Limited, a limited liability company organized under the laws of the British Virgin Islands and an affiliate of Fullbright (“Highacheive”). As a result of the assignment, the Purchasers of our Erye Interest were EET and Highacheive.

In December 2013, the Company modified both the First Mortgage and Second Mortgage with TD Bank, N.A. (see the Company’s Current Report on Form 8-K dated December 10, 2014). Pursuant to the Loan Modifications, Andrew L. Pecora, M.D., Regional Cancer Care Associates LLC (Dr. Pecora’s medical practice), and certain partners in such practice, have been released as guarantors of the Second Mortgage Loan, and NeoStem has become a guarantor of the Loans pursuant to a Guaranty of Payment delivered by NeoStem to the Lender. Dr. Pecora, currently currently serves as a NeoStem director, NeoStem’s Chief Visionary Officer, PCT’s Chief Medical Officer and Amorcyte’s Chief Scientific Officer.

EXHIBIT A

[Intentionally Omitted.]

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 7(e) of that certain Common Stock Purchase Agreement dated as of March 10, 2014 (the “Common Stock Purchase Agreement”), by and between NEOSTEM, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, Robin L. Smith, M.D., Chief Executive Officer of the Company, hereby certifies in her capacity as an officer of the Company and not in her individual capacity as follows:

1.    I am the Chief Executive Officer of the Company and make the statements contained in this Certificate in such capacity.

2.    The representations and warranties of the Company are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of the Common Stock Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date).

3.    The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

4.     The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of _______, 2014.

    ______________________
Name: Robin L. Smith, M.D.
Title: Chief Executive Officer

The undersigned as Secretary of NEOSTEM, INC., a Delaware corporation, hereby certifies that Robin L. Smith, M.D. is the duly elected, appointed, qualified and acting Chief Executive Officer of NeoStem, Inc. and that the signature appearing above is her genuine signature.

___________________________________
Name: Catherine M. Vaczy, Secretary

EXHIBIT C

FORM OF COMPANY RESOLUTIONS
FOR SIGNING PURCHASE AGREEMENT

WHEREAS, there has been presented to the Board of Directors of the Corporation a draft of the Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Corporation and Aspire Capital Fund, LLC (“Aspire”), providing for the purchase by Aspire of up to Thirty Million Dollars ($30,000,000) of the Corporation’s common stock, par value $0.001 (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Corporation to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of 150,000 shares of Common Stock to Aspire as a commitment fee (the “Commitment Shares”) and the sale of shares of Common Stock to Aspire up to the available amount under the Purchase Agreement (the “Purchase Shares”).

Transaction Documents
NOW, THEREFORE, BE IT RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and the Chairman, Chief Executive Officer and Chief Financial Officer (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) providing for the registration of the shares of the Company’s Common Stock issuable in respect of the Purchase Agreement on behalf of the Corporation, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and
FURTHER RESOLVED, that the terms and provisions of the Registration Rights Agreement by and among the Corporation and Aspire are hereby approved and the Authorized Officers are authorized to execute and deliver the Registration Rights Agreement (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officer may deem appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and
FURTHER RESOLVED, that the terms and provisions of the Form of Transfer Agent Instructions (the “Instructions”) are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Corporation, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and
Execution of Purchase Agreement
FURTHER RESOLVED, that the Corporation be and it hereby is authorized to execute the Purchase Agreement providing for the purchase of common stock of the Corporation having an aggregate value of up to $30,000,000; and
Issuance of Common Stock
FURTHER RESOLVED, that the Corporation is hereby authorized to issue the Commitment Shares to Aspire Capital Fund, LLC as Commitment Shares and that upon issuance of the Commitment Shares pursuant to the Purchase Agreement, the Commitment Shares shall be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and
FURTHER RESOLVED, that the Corporation is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares up to the available amount under the Purchase Agreement in accordance with the terms of the Purchase Agreement and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof; and

Listing of Shares on the NASDAQ Capital Market
FURTHER RESOLVED, that the officers of the Corporation with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Commitment Shares and Purchase Shares on the NASDAQ Capital Market; and
Approval of Actions
FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Corporation and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Corporation to consummate the agreements referred to herein and to perform its obligations under such agreements; and
FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Corporation, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

EXHIBIT D

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (the “Certificate”) is being delivered pursuant to Section 7(k) of that certain Common Stock Purchase Agreement dated as of March 10, 2014 (the “Common Stock Purchase Agreement”), by and between NEOSTEM, Inc., a Delaware corporation (the “Company”) and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”), pursuant to which the Company may sell to the Buyer up to Thirty Million Dollars ($30,000,000) of the Company’s Common Stock, par value $0.001 (the “Common Stock”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, Catherine M. Vaczy, Secretary of the Company, hereby certifies as follows:

1.    I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2.    Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s bylaws (“Bylaws”) and Certificate of Incorporation (“Articles”), in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or shareholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Articles.

3.    Attached hereto as Exhibit C are true, correct and complete copies of the Signing Resolutions duly adopted by the Board of Directors of the Company on _______________, 2014, at which a quorum was present and acting throughout. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the shareholders of the Company relating to or affecting (i) the entering into and performance of the Common Stock Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4.    As of the date of the Common Stock Purchase Agreement, the authorized, issued and reserved capital stock of the Company is as set forth in Section 3(c) of the Common Stock Purchase Agreement.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of _________, 2014.

_________________________
Catherine M. Vaczy, Secretary

The undersigned as Chief Executive Officer of NEOSTEM, INC., a Delaware corporation, hereby certifies that Catherine M. Vaczy is the duly elected, appointed, qualified and acting Secretary of NEOSTEM, INC., and that the signature appearing above is her genuine signature.

__________________________
Robin L. Smith, M.D., Chief Executive Officer